Exhibit 99.2

THIS DOCUMENT IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION. IF YOU ARE IN ANY DOUBT ABOUT THE CONTENTS OF THIS DOCUMENT OR THE ACTION YOU SHOULD TAKE, YOU SHOULD CONTACT YOUR STOCKBROKER, SOLICITOR, ACCOUNTANT, BANK MANAGER OR OTHER PROFESSIONAL ADVISER AUTHORISED UNDER THE FINANCIAL SERVICES AND MARKETS ACT 2000 (AS AMENDED) IF YOU ARE RESIDENT IN THE UNITED KINGDOM OR, IF NOT, ANOTHER APPROPRIATELY AUTHORISED INDEPENDENT FINANCIAL ADVISER IN THE RELEVANT JURISDICTION.

THE RELEASE, PUBLICATION OR DISTRIBUTION OF THIS DOCUMENT IN, INTO OR FROM JURISDICTIONS OTHER THAN THE UNITED KINGDOM AND THE AVAILABILITY OF THE OFFER TO SHAREHOLDERS WHO ARE NOT RESIDENT IN THE UNITED KINGDOM MAY BE RESTRICTED BY THE LAWS OF THOSE JURISDICTIONS. ACCORDINGLY, THOSE PERSONS INTO WHOSE POSSESSION THIS DOCUMENT COMES SHOULD INFORM THEMSELVES ABOUT, AND OBSERVE, SUCH RESTRICTIONS. ANY FAILURE TO COMPLY WITH THE RESTRICTIONS MAY CONSTITUTE A VIOLATION OF THE SECURITIES LAWS OF ANY SUCH JURISDICTION. THIS DOCUMENT DOES NOT CONSTITUTE AN OFFER TO SELL OR ISSUE, NOR THE SOLICITATION OF AN OFFER TO BUY OR SUBSCRIBE FOR, SHARES IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL.

Unless the context otherwise requires, the definitions set out in the Offer Document dated 24 November 2016 also apply to this document and a reference to any gender includes a reference to the other genders.

FORM OF ACCEPTANCE

for use by Holders in connection with

RECOMMENDED OFFER

by

CTRIP.COM INTERNATIONAL, LTD.

TO ACQUIRE SHARES IN THE SHARE CAPITAL OF

SKYSCANNER HOLDINGS LIMITED

(incorporated in England and Wales with registered number 07777261)

ACTION TO BE TAKEN

•              To accept the Offer, please read the Offer Document (including the letters set out therein from the Chief Executive Officer of Skyscanner Holdings Limited and the Director and Chief Executive Officer of Ctrip.com International, Ltd.) and the terms of this Form of Acceptance and then complete and execute this form by following the instructions and the guidance notes contained in this Form of Acceptance and submit it as soon as possible. You are urged to submit your completed and validly executed Form of Acceptance by no later than 5.00pm on 4 December 2016.

•              Please return your share certificate(s) with your Form of Acceptance. In the absence of that, a form of indemnity for the number of Shares you hold is contained within this Form of Acceptance for the missing, destroyed or misplaced share certificate(s). Cheques or other payment for the Shares will not be despatched until all relevant share certificates or form of indemnity have been received.

ALL REFERENCES TO TIME IN THIS DOCUMENT ARE TO LONDON (I.E. GMT) TIME UNLESS OTHERWISE STATED.

SECTION A — PERSONALISED TERMS OF THE OFFER

This section sets out certain terms of the Offer as they apply to your Shares.

Holder name:

Holder address:

You hold the following Shares as at the date of the Offer Document:

Ordinary Shares
C1 Shares
C2 Shares
C3 Shares
C4 Shares
C6 Shares
C7 Shares
C8 Shares
C9 Shares
C10 Shares

If any of the details above are incorrect, please contact Carolyn Jameson or Graeme Barron immediately.

Subject to the terms and conditions of the Offer Document and this Form of Acceptance:

(1)           the consideration offered for your Shares pursuant to the Offer is:

Cash Consideration:	£
Loan Notes:	£

Please note that the consideration set out above assumes that all SIP Participants elect to make Top-up Contributions. In the event that some SIP Participants do not elect to make Top-up Contributions, the consideration which you receive may be greater than that shown above.

(2)           If you hold Option(s) under the EMI Scheme, in order to participate in the Offer, you must exercise your Option(s).  In accordance with the terms of the EMI Rules, it is a condition of exercise that you pay the Exercise Price (as defined in the EMI Rules) or make arrangements which are in all respects satisfactory to the Skyscanner Board to pay the Exercise Price in full on such date and on such terms as the Skyscanner Board shall determine.  The Skyscanner Board has determined that you may exercise your Option(s) on a cashless exercise basis (the “Option Cashless Exercise Proposal”) whereby you undertake to pay the Exercise Price and authorise an amount equal to the Exercise Price being deducted by Skyscanner from any cash consideration due to be paid to you in respect of the acquisition by Ctrip of the Option Sale Shares (that you acquire on the exercise of your Option) under the Offer.

Skyscanner will also deduct from any cash proceeds due to be paid to you under the Offer any income tax, social security contributions or any other taxes or charges (if any) which are your liability but which Skyscanner (or any other member of the Skyscanner Group) is liable to account on your behalf and of any other withholding required to be made by law in respect of the exercise of your Option(s) and/or the sale of your Option Sale Shares (the “Option Tax Liability”).

By signing this Form of Acceptance, you hereby:

(a)              exercise your Option(s) immediately prior to, but conditional upon, the Offer being declared or becoming wholly unconditional;

(b)              agree to the Option Cashless Exercise Proposal;

(c)              authorise Skyscanner (or any other member of the Skyscanner Group) to deduct from any consideration payable to you in relation to the sale of your Option Sale Shares: (i) the aggregate Exercise Price; and/or (ii) any Tax Liability;

(d)              agree to indemnify Skyscanner (or any other member of the Skyscanner Group) in respect of any Tax Liability and authorise Skyscanner (or any other member of the Skyscanner Group) to arrange for the amount of the Tax Liability to be deducted from your salary and/or agree to pay to Skyscanner (or any other member of the Skyscanner Group) in cleared funds an amount equal to the Tax Liability within 10 Business Days of such amount being notified to you in writing; and

(e)              agree to enter into (if requested to do so by Skyscanner) a joint tax election with your employer under section 431(1) of Chapter 2 of Part 7, Income Tax (Earnings and Pensions) Act 2003 (or any such similar election or filing as may be necessary or desirable in any other jurisdiction) in respect of (where applicable) (a) the Option Sale Shares and/or (b) the Loan Notes.

If you do not wish to exercise your Option(s) pursuant to the Option Cashless Exercise Proposal, you must inform Carolyn Jameson or Graeme Barron by no later than 5.00pm on 30 November 2016 and you must make arrangements to pay your Exercise Price together with any Option Tax Liability to Skyscanner in advance of the exercise of your Option(s).

(3)           If you hold a right to subscribe for Conditional Subscription Shares pursuant to the terms of your Conditional Subscription Agreement(s), in order to participate in the Offer, you must exercise your right(s) to acquire Conditional Subscription Shares. In accordance with the terms of your Conditional Subscription Agreement(s), it is a condition of exercise that you pay the Subscription Price (as defined in your Conditional Subscription Agreement(s)). Notwithstanding that the terms of your Conditional Subscription Agreement(s) provide that you must pay the Subscription Price in advance of any such exercise, the Skyscanner Board has determined that you may exercise your right(s) to subscribe for Conditional Subscription Shares on a cashless exercise basis (the “Cashless Exercise Proposal”) whereby you undertake to pay the Subscription Price and authorise an amount equal to the Subscription Price being deducted by Skyscanner from any cash consideration due to be paid to you in respect of the acquisition by Ctrip of the Conditional Subscription Shares (that you acquire on the exercise of your right(s) to acquire Conditional Subscription Shares) under the Offer.

Skyscanner will also deduct from any cash proceeds due to be paid to you under the Offer any income tax, social security contributions or any other taxes or charges (if any) which is your liability but which Skyscanner (or any other member of the Skyscanner Group) is liable to account on your behalf and of any other withholding required to be made by law in respect of the exercise of your right(s) to subscribe for Conditional Subscription Shares and/or the sale of your Conditional Subscription Shares (the “Tax Liability”).

By signing this Form of Acceptance, you hereby:

(a)              exercise your right(s) to subscribe for Conditional Subscription Shares, immediately prior to, but conditional on, the Offer being declared or becoming wholly unconditional;

(b)              agree to the Cashless Exercise Proposal;

(c)              authorise Skyscanner (or any other member of the Skyscanner Group) to deduct from any consideration payable to you in relation to the sale of the Conditional Subscription Shares: (i) the aggregate Exercise Price; and (ii) any Tax Liability;

(d)              agree to indemnify Skyscanner (or any other member of the Skyscanner Group) in respect of any Tax Liability and authorise Skyscanner (or any other member of the Skyscanner Group) to arrange for the amount of the Tax Liability to be deducted from your salary and/or agree to pay to Skyscanner (or any other member of the Skyscanner Group) in cleared funds an amount equal to the Tax Liability within 10 Business Days of such amount being notified to you in writing; and

(e)              agree to enter into (if requested to do so by Skyscanner) a joint tax election with your employer under section 431(1) of Chapter 2 of Part 7, Income Tax (Earnings and Pensions) Act 2003 (or any such similar election or filing as may be necessary or desirable in any other jurisdiction) in respect of (where applicable) (a) the Conditional Subscription Shares and/or (b) the Loan Notes.

If you do not wish to exercise your right(s) to subscribe for Conditional Subscription Shares pursuant to the Cashless Exercise Proposal, you must inform Carolyn Jameson or Graeme Barron by no later than 5.00pm on 30 November 2016 and you must make arrangements to pay your Subscription Price together with any Tax Liability to Skyscanner in advance of the exercise of your right(s) to subscribe for Conditional Subscription Shares.

SECTION B — TERMS AND CONDITIONS

Each Holder by whom, or on whose behalf, a Form of Acceptance is executed irrevocably undertakes, represents, warrants and agrees to and with Ctrip (and in respect of paragraphs (d), (e), (g) and (j) — (s) (inclusive) below only, to and with Skyscanner) (so as to bind him, his personal representatives, heirs, successors and assigns) to the following effect:

(a)            that the execution of the Form of Acceptance shall constitute an acceptance of the Offer in respect of the Holder’s Shares on and subject to the terms and conditions set out or referred to in this Form of Acceptance and in Part IV (Terms of the Offer) of the Offer Document and that such acceptance shall be irrevocable and not capable of withdrawal;

(b)            that the Shares in respect of which the Offer is accepted, or is deemed to be accepted, are transferred fully paid with Full Title Guarantee, free from all liens, equities, charges and Encumbrances, and together with all rights attaching thereto on or after 5 p.m. on the Closing Date including, without limitation, the right to receive and retain all dividends and other distributions, if any, declared, paid or made on or after that date;

(c)            that the Form of Acceptance has not been mailed or otherwise sent in, into or from Australia, Canada or South Africa (a “Restricted Jurisdiction”) and that such Holder:

(i)            has not received or sent copies or originals of the Offer Document, the Form of Acceptance, or any related offering documents in, into or from a Restricted Jurisdiction or any other jurisdiction where such actions may constitute a breach of any legal or regulatory requirement, and has not otherwise utilised in connection with the Offer, directly or indirectly, the mails of or any means or instrumentality (including, without limitation, the post, facsimile transmission, e-mail, telex and telephone) of commerce of, or any facility of a national securities exchange of, a Restricted Jurisdiction;

(ii)           was outside a Restricted Jurisdiction when the Form of Acceptance was delivered and at the time of accepting the Offer;

(iii)          in respect of the Shares to which the Form of Acceptance relates, is not an agent or a fiduciary acting on a non-discretionary basis for a principal who has given any instructions with respect to the Offer from within a Restricted Jurisdiction; and

(iv)          if he is a citizen, resident or national of a jurisdiction outside the United Kingdom, has observed the laws of the relevant jurisdiction, obtained all requisite governmental, exchange control and other required consents, complied with all other necessary formalities and paid any issue, transfer or other taxes or other requisite payments due in any such jurisdiction in connection with such acceptance and that he has not taken or omitted to take any action that will or may result in Ctrip, Skyscanner, the Sellers’ Representatives or any other person acting in breach of the legal or regulatory requirements of any territory in connection with the Offer or his acceptance thereof or his receipt of any consideration;

(d)            that the execution of the Form of Acceptance and its electronic submission constitutes the authorities upon the terms set out in paragraph 5 of Part IV of the Offer Document and, subject to the Offer being declared or becoming unconditional in all respects in accordance with its terms, the irrevocable separate appointment of Skyscanner and each of its directors as such Holder’s attorney (the “Attorney”), and an irrevocable instruction to the Attorney to complete and execute all or any form(s) of transfer and/or other document(s) in the Attorney’s discretion in relation to the Shares referred to in paragraph (a) above in favour of Ctrip or such other person nominated by Ctrip and to deliver such form(s) of transfer and/or other document(s) at the attorney’s discretion together with any share certificate(s) and/or other document(s) of title relating to such Shares for registration within 3 months of the Offer being declared or becoming unconditional in all respects and to execute such other documents and to do all such other acts or things and give such assurances as may in the opinion of such Attorney be necessary or desirable for the purpose of, or in connection with, the acceptance of the Offer and the making of any election thereunder and to vest such Shares in Ctrip or its nominee(s);

(e)            that the execution of the Form of Acceptance and its electronic submission constitutes, subject to the Offer being declared or becoming unconditional in all respects, a separate instruction and authorisation to Skyscanner or its agents to procure the registration of the transfer of such Shares at or following the Closing Date;

(f)             that such Holder will deliver, or procure the delivery, to Skyscanner at Quartermile One, 15 Lauriston Place, Edinburgh, EH3 9EN, United Kingdom for the attention of the Company Secretary of Skyscanner, of his share certificate(s) and/or other document(s) of title in respect of such Holder’s Shares as soon as possible;

(g)            that to the extent that such Holder does not deliver or procure the delivery in accordance with paragraph (f) above of such share certificate(s) and/or other document(s) of title in respect of such Holder’s Shares on or before the Closing Date, such Holder:

(i)            represents and warrants to Skyscanner that such Holder is the registered holder of such Shares, the only person named in the original share certificate(s) and/or other document(s) of title as the holder of such Shares and the only person entitled to be registered in the register of members of Skyscanner as the holder of the Shares;

(ii)           represents and warrants to Skyscanner that such share certificate(s) and/or other document(s) of title have been lost or misplaced or cannot be found and that such share certificate(s) and/or other document(s) of title have not been transferred, charged, lent or deposited or dealt with in any manner which may affect such Holder’s title to such Shares;

(iii)          represents and warrants to Skyscanner that such Shares and any interest in such Shares and any rights attaching to such Shares have not been sold, transferred, assigned, charged, lent, pledged, encumbered or deposited or dealt with in any manner;

(iv)          requests that, subject to the Offer being declared or becoming unconditional in all respects in accordance with its terms, in connection with the proposed transfer of such Shares to Ctrip (the “Transferee”), Skyscanner issue a new certificate(s) to the Transferee (following receipt by Skyscanner of a duly executed stock transfer form in respect of such Shares);

(v)           undertakes to indemnify Skyscanner and to keep Skyscanner indemnified from and against all actions, proceedings, claims and demands which may be taken or made against Skyscanner and all losses, costs, charges, damages and expenses which Skyscanner may suffer or incur as a result of complying with the request at sub-paragraph (iv) above and as a result of Skyscanner permitting or effecting at any time hereafter a redemption, cancellation or transfer of the Shares, without production of the original share certificate(s) and/or other document(s) of title; and

(vi)          undertakes to deliver to Skyscanner for cancellation the original share certificate(s) and/or other document(s) of title should they be located at any time on or after the date of execution of this Form of Acceptance;

(h)            that the terms of Part IV of the Offer Document shall be deemed to be incorporated in and form part of the Form of Acceptance, which shall be read and construed accordingly;

(i)             that he will from the Closing Date execute all such documents and do all such acts and things as shall be necessary or expedient to vest in Ctrip or its nominee(s) the Shares and to enable Ctrip and/or to perfect any of the authorities expressed to be given hereunder or otherwise in connection with his acceptance of the Offer;

(j)             that he will ratify each and every act or thing which may be done or effected by any of Ctrip and/or Skyscanner or any of their respective directors, partners, employees or agents, as the case may be, in the exercise of any of the powers and/or authorities hereunder;

(k)            that if any provision of this Form of Acceptance or Part IV of the Offer Document shall be unenforceable or invalid or shall not operate so as to afford Ctrip and/or Skyscanner or any director, partner, employee or agent of any of them the benefit or authority expressed to be given therein, he shall with all practicable speed do all such acts and things and execute all such documents that may reasonably be required (and for any act, thing or execution not already required by Ctrip and/or Skyscanner under this document, at the expense of Ctrip and/or Skyscanner) to enable Ctrip and/or Skyscanner and/or any director, partner, employee or agent of any of them to secure the full benefits of this Form of Acceptance or Part IV of the Offer Document;

(l)             that the execution of the Form of Acceptance and its electronic submission, subject to the Offer being declared or becoming unconditional in all respects in accordance with its terms, constitutes:

(i)            the irrevocable separate appointment of Skyscanner and each of its directors as such Holder’s attorney for the purposes of approving the Resolutions (if your approval is required); and

(ii)           the irrevocable consent of the Holder (for the purposes of any class consent required pursuant to Skyscanner’s articles of association or otherwise) to the re-designation of the entire issued share capital of Skyscanner (including, for the avoidance of doubt, those shares in the issued share capital of Skyscanner held by such Holder) to ordinary shares of 0.01 pence each and Deferred Shares and to the adoption of new articles of association of Skyscanner;

(m)           that he appoints Skyscanner as his agent for the purpose of receiving the Cash Consideration from Ctrip and hereby directs Ctrip to transfer the Cash Consideration to Skyscanner in accordance with Part III of the Offer Document;

(n)           (in respect of UK Holders only) that he appoints the Company Secretary of Skyscanner as his agent for the purpose of receiving the Loan Note certificate(s) from Ctrip in accordance with Part III of the Offer Document;

(o)           (in respect of UK Holders only) that he agrees to enter into (if requested to do so by Skyscanner) a joint tax election with his employer under section 431(1) of Chapter 2 of Part 7, Income Tax (Earnings and Pensions) Act 2003 (or any such similar election or filing as may be necessary or desirable in any other jurisdiction) in respect of the Loan Notes and hereby irrevocably appoints any director of Skyscanner as his attorney with authority in such Holder’s name and on such Holder’s behalf to approve, sign, execute, complete and deliver any and all agreements, instruments, deeds or other papers and documents and to do all things in your name as the attorney shall in its absolute discretion think necessary and/or desirable in connection with such tax election;

(p)           that such Holder hereby:

(i)            exercises his Option(s) (if any) immediately prior to, but conditional upon, the Offer being declared or becoming wholly unconditional;

(ii)           agrees to the Option Cashless Exercise Proposal;

(iii)          authorises Skyscanner (or any other member of the Skyscanner Group) to deduct from any consideration payable to him in relation to the sale of his Option Sale Shares (if any): (i) the aggregate Exercise Price (as defined in the EMI Rules); and/or (ii) any Option Tax Liability;

(iv)          agrees to indemnify Skyscanner (or any other member of the Skyscanner Group) in respect of any Option Tax Liability and authorises Skyscanner (or any other member of the Skyscanner Group) to arrange for the amount of the Option Tax Liability to be deducted from his salary and/or agrees to pay to Skyscanner (or any other member of the Skyscanner Group) in cleared funds an amount equal to the Option Tax Liability within 10 Business Days of such amount being notified to such Holder in writing; and

(v)           agrees to enter into (if requested to do so by Skyscanner) a joint tax election with his employer under section 431(1) of Chapter 2 of Part 7, Income Tax (Earnings and Pensions) Act 2003 (or any such similar election or filing as may be necessary or desirable in any other jurisdiction) in respect of (where applicable) (a) the Option Sale Shares and/or (b) the Loan Notes (the “Option Tax Election”); and

(vi)          hereby irrevocably appoints any director of Skyscanner as his attorney with authority in such Holder’s name and on such Holder’s behalf to approve, sign, execute, complete and deliver any and all agreements, instruments, deeds or other papers and documents and to do all things in such Holder’s name as the attorney shall in its absolute discretion think necessary and/or desirable in connection with the Option Tax Election.

(q)           that such Holder:

(i)            exercise his right(s) to subscribe for Conditional Subscription Shares (if any), immediately prior to, but conditional on, the Offer being declared or becoming wholly unconditional;

(ii)           agrees to the Cashless Exercise Proposal;

(iii)          authorises Skyscanner (or any other member of the Skyscanner Group) to deduct from any consideration payable to him in relation to the sale of the Conditional Subscription Shares (if any): (i) the aggregate Subscription Price (as defined in the relevant Conditional Subscription Agreement(s)); and (ii) any Tax Liability;

(iv)          agrees to indemnify Skyscanner (or any other member of the Skyscanner Group) in respect of any Tax Liability and authorises Skyscanner (or any other member of the Skyscanner Group) to arrange for the amount of the Tax Liability to be deducted from his salary and/or agrees to pay to Skyscanner (or any other member of the Skyscanner Group) in cleared funds an amount equal to the Tax Liability within 10 Business Days of such amount being notified to such Holder in writing; and

(v)           agrees to enter into (if requested to do so by Skyscanner) a joint tax election with his employer under section 431(1) of Chapter 2 of Part 7, Income Tax (Earnings and Pensions) Act 2003 (or any such similar election or filing as may be necessary or desirable in any other jurisdiction) in respect of (where applicable) (a) the Conditional Subscription Shares and/or (b) the Loan Notes (the “Tax Election”); and

(vi)          hereby irrevocably appoints any director of Skyscanner as his attorney with authority in such Holder’s name and on such Holder’s behalf to approve, sign, execute, complete and deliver any and all agreements, instruments, deeds or other papers and documents and to do all things in such Holder’s name as the attorney shall in its absolute discretion think necessary and/or desirable in connection with the Tax Election.

(r)             that, subject to paragraph (s) below, all matters arising out of the Offer and execution of this Form of Acceptance shall be governed by and construed in accordance with English law, and that such Holder submits to the exclusive jurisdiction of the English Courts in respect of such matters; and

(s)           that:

(i)            the attorneys appointed under the powers of attorney granted in paragraphs (d), (l)(i), (o), (p)(vi) and (q)(vi) above and in paragraph 5(c) of Part IV of the Offer Document (the “Powers of Attorney”) shall be entitled to delegate their respective powers and authorities under the Powers of Attorney (and, for the avoidance of doubt, shall be entitled to execute on behalf of such Holder a power of attorney to be granted by such Holder in favour of Ctrip or a nominee at or following the Closing Date in respect of or relating to (a) any rights or benefits attaching to or arising out of the Holder’s Shares, and (b) the exercise of any rights and privileges held by or accruing to the Holder as the holder of Shares);

(ii)           any dispute, proceedings or claim of whatever nature arising out of or in connection with the Powers of Attorney shall be governed by and construed in accordance with the laws of Scotland; and

(iii)          such Holder submits to the exclusive jurisdiction of the Scottish Courts in respect of any dispute or claim that arises in connection with or under the Powers of Attorney or their formation or validity.

References in this Form of Acceptance to a “Holder” shall include references to the person or persons executing a Form of Acceptance and, in the event of more than one person executing a Form of Acceptance, the provisions of this paragraph shall apply to them jointly and severally.

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